Item 30. Exhibit (h) i. d. 1. v.

Fourth Amendment to Fund Participation Agreement

This Fourth Amendment (the “Amendment”), effective as of November 1, 2021 (“Effective Date”), to the Fund Participation Agreement dated as of February 1, 2017, as amended (“Agreement”), by and among Massachusetts Mutual Life Insurance Company (the “Company”) and on its own behalf and on behalf of each separate account of the Company set forth on Schedule A as may be amended from time to time (each separate account hereinafter referred to individually as an “Account” and collectively as the “Accounts”) and BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc., (collectively, the “Funds”) and BlackRock Investments, LLC (“BRIL” or “Underwriter” and the Funds collectively, “the Fund Parties”).

WHEREAS, the parties wish to amend the Agreement to modify certain sections of the Agreement including Schedule A;

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Company” shall be deemed to include C.M. Life Insurance Company.

3.	Schedule A is hereby deleted in its entirety and replaced as attached herewith in.

4.	The Agreement is hereby amended to add the following as new Section 2.13 of the Agreement:

“2.13 Prior to any investment by an Account of the Company in a Portfolio that is an “acquiring fund,” as such term is defined by Rule 12d1-4 under the 1940 Act, the Company shall provide a certification to the applicable Fund that the fees and expenses borne by the Account, acquiring fund, and applicable acquired fund(s), in the aggregate, are consistent with the standard set forth in Section 26(f)(2)(A) of the 1940 Act.”

5.	The Agreement is hereby amended by replacing the current Section 3.9 of the Agreement with the following:

“3.9 The Company has adopted, implemented and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the United Nations and other applicable jurisdictions (collectively, “Sanctions Laws”). The Company shall maintain and comply with policies, procedures and controls that are reasonably designed to ensure (i) compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and (ii) that it, its Contract owners and, to the extent required by law, its and their owners and controllers (x) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and (y) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions

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under any Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Contract owner funds shall not be directly or indirectly derived from, or invested for the benefit of, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Company will promptly inform BRIL in writing if with respect to the transactions in the Shares, Company becomes aware of any violations of Sanctions Laws by itself or any of its Contract owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of its Contract owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if the Company is otherwise unable to comply with its obligations under this Section 3.9.

Company has adopted, implemented and shall maintain and comply with an anti-money laundering program to comply with (i) all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and SEC and FINRA rules and regulations (collectively, “AML Laws”). Company shall maintain and comply with written policies, procedures and controls designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks. Company shall have a written customer identification program that complies with AML Laws, including the FinCEN CDD rule (31 CFR Parts 1010, 1020, 1023, 1024 and 1026) which outlines requirements to identify and verify the identity of beneficial owners. In addition, Company shall have a designated anti-money laundering compliance officer, and Company shall provide anti-money laundering training to its staff on an annual basis. Finally, Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. Company will promptly inform BRIL in writing, to the extent not prohibited by Applicable Law, if Company becomes aware of any violations of AML Laws by it or any Contract owner with respect to the transactions in Shares or if Company is otherwise unable to comply with its obligations under this Section 3.9.

Company also agrees to provide BRIL with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Funds and BRIL to fulfill their obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years). Without limiting the generality of the foregoing, and subject to legal restrictions, Company will, upon request, promptly provide to the Fund and BRIL evidence of (i) its policies and procedures that are designed to comply with AML Laws and Sanctions Laws and (ii) Company’s compliance therewith.”

6.	Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

7.	This Amendment set forth herein is limited precisely as written and shall not be deemed to be an amendment, consent, waiver or modification of any other term or condition of the Agreement. Except as expressly modified hereby, the terms and provisions of the Agreement shall remain unchanged and shall continue in full force and effect.

8.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

9.	This Amendment shall be governed by the laws of such jurisdiction specified in, and construed in accordance with, the Agreement.
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REMAINDER OF THE PAGE INTENTIONALLY BLANK

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the Effective Date.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ Michael S. Dunn
By:	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. LIFE INSURANCE COMPANY

/s/ Michael S. Dunn
By:	Michael S. Dunn
Title:	Vice President

BLACKROCK VARIABLE SERIES FUNDS, INC.

/s/ Charles C.S. Park
By:	Charles C.S. Park
Title:	Managing Director

BLACKROCK VARIABLE SERIES FUNDS II, INC.

/s/ Charles C.S. Park
By:	Charles C.S. Park
Title:	Managing Director

BLACKROCK INVESTMENTS, LLC

/s/ Ariana Brown
By:	Ariana Brown
Title:	Director
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Schedule A

Separate Accounts of Massachusetts Mutual Life Insurance Company participating in Portfolios of BlackRock Variable Series Funds, Inc. or BlackRock Variable Series Funds II, Inc.

Separate Accounts of C.M. Life Insurance Company participating in Portfolios of BlackRock Variable Series Funds, Inc. or BlackRock Variable Series Funds II, Inc.

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